Exhibit 99.1

FROM:  P.A.M. TRANSPORTATION SERVICES, INC.
P.O. BOX 188
Tontitown, AR  72770
Robert W. Weaver
(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.
ANNOUNCES RESULTS FOR THE THIRD QUARTER
ENDED SEPTEMBER 30, 2008

Tontitown, Arkansas, October 28, 2008......P.A.M. Transportation Services, Inc. (NASDAQ:  PTSI) today reported net loss of $3,180,856 or diluted and basic loss per share of $0.33 for the quarter ended September 30, 2008, and net loss of $7,340,901 or diluted and basic loss per share of $0.76 for the nine month period then ended. These results compare to net income of $36,178 or diluted and basic earnings per share of $0.00, and $3,493,402 or diluted and basic earnings per share of $0.34, respectively, for the three and nine months ended September 30, 2007.

Operating revenues were $105,958,070 for the third quarter of 2008, a 4.7% increase compared to $101,170,999 for the third quarter of 2007. Operating revenues were $322,708,237 for the nine months ended September 30, 2008, a 5.2% increase compared to $306,679,071 for the nine months ended September 30, 2007.

Robert W. Weaver, President of the Company, commented, “Our $0.33 per share net loss for the quarter ended September 30, 2008 consists of, net of tax, an $0.08 per share operating loss, a $0.21 per share non-operating loss from the write-down of equity stock holdings, and $0.04 per share interest expense. This compares to, net of tax, operating income of $0.03 per share, $0.01 per share non-operating income, and $0.04 per share interest expense for the quarter ended September 30, 2007.

The $0.21 non-operating loss is a non-cash charge due to a significant write-down of the company’s stock portfolio to market value due to the hefty price declines experienced by the financial and banking sector.  Once the value is written down, there can be no gains or write-ups in value until the securities are sold.

Although both August and September posted a positive operating income, it was not enough to overcome the operating loss sustained in July. Revenue for the quarter ended September 30, 2008 increased 4.7% compared to revenue for the quarter ended September 30, 2007. Our rate per total mile, before fuel surcharge, increased $0.06 per mile to $1.35 from $1.29 due to changes in our customer base and to rate increases negotiated with customers. However these improvements are offset by the current weakness in freight demand that has resulted in a 3.8% quarter over quarter decrease in tractor utilization, measured in miles per tractor per day. A portion of the decrease in equipment utilization is also attributable to a decrease in the number of two man driving teams required by automotive lanes that have been replaced by single drivers used in general commodity lanes. The Company has decreased the average fleet size from 2097 tractors during the third quarter 2007 to 1971 tractors during the third quarter 2008 as we continue to balance fleet size to freight demand in an effort to improve equipment utilization.

Current commodity prices have resulted in a downward trend in fuel prices that allowed an improvement in our ability to recover excessive fuel costs during the quarter. In addition, the campaign to lower the speed of our tractors is nearly 100% complete. The installation of auxiliary power units is underway and we expect to have 25% of the trucks selected for the install to be complete by year end.

Revenue derived from automotive customers continued to comprise the largest sector of our total revenue during the third quarter of 2008. However, the marketing campaign continues in efforts to dilute the percentage of our revenue generated by the automotive industry. Total revenue from automotive decreased to 37.3% of revenue, before fuel surcharge, for the quarter ended September 30, 2008 compared to 48.5% of revenue, before fuel surcharge, for the quarter ended September 30, 2007.

While quarter over quarter and year over year improvements in various areas have been made from our initiatives, the greatest current factors impacting results continue to be demand for our services and fuel prices.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec.  The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission.  The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)
	Quarter ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenue, before fuel surcharge	$81,691,540	$86,625,193	$252,816,659	$266,715,387
Fuel surcharge	24,266,530	14,545,806	69,891,578	39,963,684
	105,958,070	101,170,999	322,708,237	306,679,071

Operating expenses and costs:
Salaries, wages and benefits	30,915,136	33,582,985	97,028,346	101,323,701
Fuel expense	38,773,993	28,555,037	119,321,218	82,164,112
Operating supplies and expenses	7,523,749	8,026,619	22,994,738	23,462,330
Rent and purchased transportation	10,347,415	9,676,834	30,709,353	29,245,541
Depreciation	9,288,736	10,086,327	27,573,905	29,585,257
Operating taxes and licenses	3,952,960	4,255,095	12,476,083	13,209,208
Insurance and claims	3,842,504	4,082,742	12,497,754	13,285,219
Communications and utilities	656,830	783,595	2,224,937	2,313,911
Other	1,232,701	1,694,770	3,734,664	5,128,053
Loss (gain) on disposition of equipment	706,412	(55,882)	926,152	(27,182)
Total operating expenses and costs	107,240,436	100,688,122	329,487,150	299,690,150

Operating (loss) income	(1,282,366)	482,877	(6,778,913)	6,988,921

Interest expense	(613,523)	(620,349)	(1,714,292)	(1,783,132)
Non-operating (expense) income	(3,377,474)	199,592	(3,596,552)	607,827

(Loss) income before income taxes	(5,273,363)	62,120	(12,089,757)	5,813,616
Income tax (benefit) expense	(2,092,507)	25,942	(4,748,856)	2,320,214

Net (loss) income	$(3,180,856)	$36,178	$(7,340,901)	$3,493,402

Diluted (loss) earnings per share	$(0.33)	$0.00	$(0.76)	$0.34

Average shares outstanding – Diluted	9,665,125	10,265,758	9,722,657	10,293,407

	Quarter ended		Nine months ended
	September 30,		September 30,
Truckload Operations	2008	2007	2008	2007

Total miles	54,346,072	60,965,126	174,019,274	186,489,249
Operating ratio*	101.82%	99.52%	103.31%	97.38%
Empty miles factor	7.40%	6.72%	7.28%	6.44%
Revenue per total mile, before fuel surcharge	$1.35	$1.29	$1.30	$1.29
Total loads	82,849	91,929	269,167	265,006
Revenue per truck per work day	$620	$633	$597	$619
Revenue per truck per week	$3,100	$3,165	$2,985	$3,095
Average company trucks	1,931	2,036	1,973	2,036
Average owner operator trucks	40	61	46	57

Logistics Operations
Total revenue	$8,412,252	$8,269,790	$26,051,918	$25,917,100
Operating ratio	99.36%	98.73%	97.17%	97.33%

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* Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge.  We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.